COMMISSION FILE NO. 333-76346
                                                FILED PURSUANT TO RULE 424(B)(3)

PROSPECTUS
----------

                                 925,862 Shares

                          BOSTON SCIENTIFIC CORPORATION

                                  Common Stock

                                   -----------

         Selling stockholders identified in this prospectus may sell up to 925,862 shares of common stock of Boston Scientific Corporation. All of the selling stockholders received the shares being offered through our acquisition of RadioTherapeutics Corporation. BSC will not receive any of the proceeds from the sale of shares by the selling stockholders. BSC's common stock is listed on the New York Stock Exchange under the symbol "BSX". On January 3, 2002 the last sale price of the common stock, as reported on the NYSE, was $22.21 per share. When used in this Prospectus, the term "selling stockholder" includes donees, transferees, pledgees and other successors in interest.

                                   -----------

              Investing in the common stock of BSC involves a high
                      degree of risk. See "Forward Looking
                        Statements" beginning on page 4.

                                   -----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   -----------

         The selling stockholders may sell all or a portion of their shares of common stock described in this prospectus through one or more in public or private transactions, including underwritten transactions, on or off the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers or an underwritten offering. Brokers, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. More information is provided in the section titled "Plan of Distribution."





                The date of this Prospectus is January 15, 2002.

                                TABLE OF CONTENTS



                                                                  Page
                                                                  ----
Where You Can Find More Information................................ 2
Incorporation Of Certain Documents By Reference.................... 2
Forward-Looking Statements......................................... 4
The Company........................................................ 6
Use of Proceeds.................................................... 6
Selling Stockholders............................................... 7
Plan of Distribution...............................................12
Legal Matters......................................................13
Experts............................................................13


                      WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at:
      o the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, DC 20549; and

      o the public reference facilities at the SEC's regional office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         You can also obtain copies of any documents we file at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at http://www.sec.gov. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         We have filed with the SEC a registration statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act covering the shares of common stock offered hereby. As permitted by the SEC, this prospectus, which constitutes a part of the Registration Statement, does not contain all the information included in the Registration Statement. Such additional information may be obtained from the locations described above. Statements contained in this prospectus as to the contents of any document are not necessarily complete. You should refer to the document for all the details.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, before the registration statement, of which this prospectus is a part, is withdrawn or all of the shares of common stock registered hereunder have been sold:

      o our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed on April 2, 2001;

      o  our definitive Proxy Statement filed on April 6, 2001;

      o our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

      o  our Current Report on Form 8-K filed on February 22, 2001;

      o  our Current Report on Form 8-K filed on May 1, 2001; and

      o our Registration Statements pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purposes of updating any such description.

         You may request a copy of these filings, without exhibits, at no cost, by writing or telephoning Investor Relations at the following address:


                           Boston Scientific Corporation.
                           One Boston Scientific Place
                           Natick, Massachusetts 01760-1537
                           Attention: Investor Relations
                           (508) 650-8555


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS (INCLUDING THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS). WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS WILL OFFER TO SELL, AND SEEK OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "BOSTON SCIENTIFIC," "WE," "US" AND "OUR" REFERS TO BOSTON SCIENTIFIC CORPORATION (UNLESS THE CONTEXT OTHERWISE REQUIRES).

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents incorporated by reference contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor for forward-looking statements in these sections. These forward-looking statements include, without limitation, statements about our market opportunity, strategies, competition, expected activities, expected profitability and investments as we pursue our business plan, and the adequacy of our available cash resources. These forward-looking statements are usually accompanied by words such as "believe," "anticipate," "plan," "seek," "expect," "intend" and similar expressions. The forward-looking information is based on various factors and was derived using numerous assumptions.

         Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below and elsewhere in this prospectus. The factors set forth below and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward- looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

An example of forward-looking statements discussed in this prospectus (including the documents incorporated by reference in this prospectus) include, but are not limited to, statements with respect to, and our performance may be affected by:

      o our ability to timely implement our global operations plan within our cost estimates, to retain and attract employees as we implement our plant optimization initiative, to effectively manage our inventories during the plan's transition period and to achieve estimated operating savings;

      o our ability to achieve manufacturing cost declines, gross margin benefits and inventory reductions from our manufacturing process and supply chain programs;

      o our ability to realize benefits from the Embolic Protection Incorporated, Catheter Innovations Incorporated, Quanam Medical Corporation, Interventional Technologies, Inc., RadioTherapeutics Corporation and Cardiac Pathways Corporation acquisitions, including purchased research and development;

      o our ability to manage accounts receivable, manufacturing costs and inventory levels and mix, and to react effectively to the changing managed care environment, reimbursement levels and worldwide economic and political conditions;

      o the potential impacts of continued consolidation among health care providers, trends toward managed care, disease state management and economically motivated buyers, health care cost containment, the financial viability of health care providers, more stringent regulatory requirements and more vigorous enforcement activities;

      o management's ability to position us to take advantage of opportunities that exist in the markets we serve;

      o our continued commitment to refine existing products and procedures and to develop new technologies that can reduce risk, trauma, cost, procedure time, and the need for aftercare;

      o our ability to develop and launch products on a timely basis, including products resulting from purchased research and development and increased research and development spending;

      o  risks associated with international operations;

      o the potential effect of foreign currency fluctuations on revenues, expenses and resulting margins and the trend toward increasing sales and expenses denominated in foreign currencies;

      o our ability to maintain our effective tax rate for 2001 and to substantially recover our net deferred tax assets;

      o our ability to meet our projected cash needs and obtain additional financing, if necessary;

      o our ability to manage our relationship with Medinol during the pendency of the litigation and the outcome of the litigation;

      o NIR(R) coronary stent sales as a percentage of worldwide sales and the mix of coronary stent platforms;

      o volatility in the coronary stent market, competitive offerings and the timing of submission for and receipt of regulatory approvals to market new coronary and peripheral stent platforms;

      o  our ability to compete in the coronary stent markets;

      o the decline of global NIR(R)coronary stent market share as physicians acceptance of the current NIR(R)coronary stent platform erodes;

      o the development of competing or technologically advanced products by our competitors;

      o the effect of litigation and compliance activities on our legal provision and cash flow;

      o the impact of stockholder class action, patent, product liability, Federal Trade Commission, Medinol and other litigation, as well as the outcome of the U.S. Department of Justice investigation and the adequacy of our product liability insurance;

      o the potential impact resulting from the euro conversion, including competitive implications related to pricing, and foreign currency considerations; and

      o the timing, size and nature of strategic initiatives and research and development platforms available to us.

         Several other important factors, in addition to the specific factors discussed in connection with such forward-looking statements individually, could affect our future results and growth rates and could cause those results and rates to differ materially from those expressed in the forward-looking statements contained herein. Such additional factors include, among other things, future economic, competitive and regulatory conditions, demographic trends, third-party intellectual property, financial market conditions, our future business decisions and those of our competitors, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Therefore, we wish to caution each reader of this prospectus to consider carefully these factors as well as the specific factors discussed with each forward-looking statement in this prospectus and as disclosed in our filings with the SEC as such factors, in some cases, have affected, and in the future (together with other factors) could affect, our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed herein.

                                   THE COMPANY

         Boston Scientific is a worldwide developer, manufacturer and marketer of less invasive medical devices. Our products are used in a broad range of interventional medical specialties, including:

    o    interventional cardiology;
    o    electrophysiology;
    o    gastroenterology;
    o    neuro-endovascular therapy;
    o    pulmonary medicine;
    o    interventional radiology;
    o    oncology;
    o    urology; and
    o    vascular surgery.

         Our products are generally inserted into the human body through natural openings or small incisions in the skin and can be guided to most areas of the anatomy to diagnose and treat a wide range of medical problems. These products provide effective alternatives to traditional surgery by reducing risk, trauma, cost, procedure time and the need for aftercare.

         We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at One Boston Scientific Place, Natick, Massachusetts 01760-1537. Our telephone number is (508) 650-8000. Our address on the World Wide Web is http://www.bsci.com. The information on our web site is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

                                 USE OF PROCEEDS

         All of the net proceeds from the sale of the common stock of Boston Scientific covered by this prospectus will go to the stockholders who offer and sell their shares. Accordingly, we will not receive any of the proceeds from any sales of this common stock.

                              SELLING STOCKHOLDERS

         All of the selling stockholders listed below received the shares being offered hereby in connection with our acquisition of RadioTherapeutics Corporation ("RTC"). Under an agreement and plan of merger dated as of November 7, 2001, we agreed to register the common stock of Boston Scientific issued to the selling stockholders and to keep the registration statement effective until the shares offered hereby first become available for resale pursuant to Rule 144 under the Securities Act or until all of the registered shares have been sold, whichever comes first. Our registration of the common stock held by the selling stockholders does not necessarily mean that the selling stockholders will sell all or any of their shares.

         None of our directors or executive officers are selling shares in this offering. This prospectus covers the offer and sale by each selling stockholder of all of their Boston Scientific common stock received in connection with our acquisition of RTC. After the completion of the offering, if all of the shares of common stock covered by this prospectus are sold, each selling stockholder will no longer own any Boston Scientific common stock received in connection with our acquisition.

         Set forth below are (i) the names of each selling stockholder, and (ii) the maximum number of shares of common stock each selling stockholder received as a result of our acquisition of RTC. Over the last three years, Messrs. Auth, Behl, Curtis, French, Rosati and Starling were directors of RTC and Messrs. Behl, Curtis and French were executive officers of RTC prior to its acquisition by Boston Scientific. In addition, some of the selling stockholders listed below are current or former employees or consultants of RTC. The information contained in the table below has been provided by the selling stockholders.

                                                                       SHARES
SHAREHOLDER                                                            OFFERED
-----------                                                            -------
Atherton Venture Fund I, LLC                                             4,824

David C. Auth, Ph.D.                                                   109,331

BARB Associates LLC                                                      2,413

Behl Family Trust U/D/T Dated 8/8/91                                   232,066

Behl Family Trust u/d/t 4/13/73                                         22,914

Danielle Brigadier-Anderson                                                 28

Tom Burns                                                                  374

Charco Ventures                                                          4,776

Charman Corporation                                                     39,120

Douglas M. Coldwell, M.D.                                                1,683

Tracey Cole                                                                399

Compass Chicago Partners, L.P.                                           7,216

Compass Venture Partners, L.P.                                           8,857

Compass Management Partners, L.P.                                          748

Compass Technology Partners, L.P.                                        8,181

Constantin  Cope, M.D.                                                   1,683

Gary A. Curtis, Trustee, Courtney Curtis Educational Trust              12,272

Gary A. Curtis, Trustee, Curtis Family Trust dated 7/4/91               59,515

Pauline Drent                                                            5,040

Stuart M. Essig                                                          4,488

Mark  Fazzio                                                               350

Robert C. Fitzwilson, Trustee of the Robert C. Fitzwilson
Trust, dated 6/24/87                                                    21,309

Matthew Frank                                                            6,576

French Family Trust, dated 5/1/92, Glendon E. French,
Trustee                                                                 19,133

White Dove Properties Limited Partnership                               21,037

Gaubert Properties                                                       1,707

Claude J. And Sandra P. Gaubert, Trustees, Gaubert Family
Trust, Dated 6/19/87                                                     1,707

Howard W. Geiger and Melissa W. Geiger, JTWROS                           4,544

Paul M. Goeld and Carmen M. Goeld, Trustees of the Goeld
Family Trust u/d/t dated November 8, 1996                                5,610

Theresa Gonnella                                                           102

Jerry C. Griffin, M.D. & Janice B. Schwartz, M.D., PA
Employees Pension Trust                                                  6,040

Gustav F. Haas, Ph.D., Trustee of the Gustav F. Haas 1991
Trust, UA 12/5/91                                                        1,869

William M. Helvey, M.D. & Z. Grace Helvey                                2,805

James M. Heslin, Esq.                                                    4,925

Mark Hofmeister                                                            210

Howard M. Holstein, Esq.                                                   336

Stacie L. Huebschwerlen                                                    374

Warren F. and Norma A. Huebschwerlen, Trustees of the
Huebschwerlen Family Trust dated 8/30/66                                   373

Greater Bay Trust Company, Custodian for Warran
Huebschwerlen IRA                                                        2,805

William Wells Hutchins, M.D.                                             5,610

EARL L. JACKSON & JULIA E. JACKSON as Trustees of THE EARL
& JULIA JACKSON TRUST DATED SEPT. 4, 2001                                2,805

Susan Jackson, Trustee of the Susan Jackson Trust, dated
9/15/89                                                                 21,187

Jerry Jarrard                                                              280

Sue R. Kang                                                                747

Amy Kelly                                                                  210

Eben Kermit                                                              3,699

Mark L. and Penny Kermit, Trustees of the Kermit 1987 Trust              3,577

Gerald T. Keusch                                                         2,805

Theodore C. Klint                                                        3,739

James B. Klint, M.D. & Kristin E. Klint, Trustees of the
Klint Family Trust u/d/t 2/1/93                                          1,869

Steve Landreville                                                        1,122

Stephanie Lao Goco                                                          14

Susan Lavery                                                               192

Sang Ho  Lee, M.D.                                                       3,739

Eric G. LeVeen                                                             841

Robert F. LeVeen, M.D.                                                   8,415

Steven Lopez                                                             1,314

Julie  Luong                                                                38

Peter  Lyons                                                             4,161

William G. Mavity                                                        2,214

William G. Mavity, Trustee of The Rebecca Mavity Bypass
Trust U/D/D 10/4/96                                                      1,869

Michael  McCollum                                                        1,552

Glen Wallace  McLaughlin                                                 2,867

Glen  McLaughlin                                                         2,867

Karen  McLaughlin                                                           28

Leslie  F. Murdock                                                       1,869

Radha and Subra  Narayan                                                 4,674

Colin J. and S. Anne Nichols as Trustees for Nichols
Family 1995 Trust dated March 21, 1995                                  29,733

Thomas  Palermo                                                          3,593

Robert Reiss                                                             4,428

Sharon Anne Riddle                                                      19,070

Sutro & Co. Inc. Account C/F Mario M. Rosati IRA Rollover
DTD 05/01/00, number GNA - R16032-D5                                     2,805

Mario M. Rosati, Esq.                                                    3,677

Mario M. Rosati, Trustee Of The Mario M. Rosati Trust
U/D/T Dtd 1-5-90                                                         4,776

Searle Venture Capital Company                                           2,867

James M. Shapiro and Sarah B. Shapiro as Trustees under
the James M. and Sara B. Shapiro Family Trust                            3,366

David S. Shields, M.D.                                                      56

The R. Simkins 1995 Trust                                               14,634

John B. Simpson, M.D. & Rita Lynn Simpson, Trustees of the
Simpson Family Trust u/d/t 1/12/90                                       7,479

Carl  Simpson, Jr.                                                       1,683

William Starling                                                         4,207

William N. Starling, Jr. and Dana Gregory Starling,
Trustees of the Starling Family Trust, U/D/T August 15, 1990            11,341

Roger A. Stern, Ph.D.                                                    3,366

Paul F. Stremel, Trustee, Stremel Family Trust Of 1992                   1,122

Gary H. Stroy                                                              841

LeAnn Stroy                                                                841

Chien-Hsiung Sun                                                         5,610

Sandy Thorne                                                               280

Matt Tisch                                                                 455

Rika Ueda                                                                1,122

Kirsten Valley                                                           4,207

Charles J. Wagner                                                        3,104

Charles F. Wagner, Trustee, Wagner Family Trust                            308

Lawrence Way, M.D., Trustee FBO The Way Living Trust,
U/A/D 12/16/93                                                           1,869

Kara Weldon                                                                262

Bruce H. and Karen S. Wiener, Trustees of the Bruce H. and
Karen S. Wiener 1985 Trust                                              28,688

Josephine N. Wong and Hastings S. Wong, Trustees for the
Wong Family Trust UAD 5/5/93                                             1,122

WS Investment Company 94B                                               26,581

WS Investment Company 96A                                                  537

WS Investment Company 96B                                                  504

WS Investment Company 97A                                                2,524

WS Investment Company 97B                                                2,945

WTI Ventures                                                            13,815

==============================================================================
TOTAL                                                                  925,862
==============================================================================

                              PLAN OF DISTRIBUTION

         We are registering shares of our common stock on behalf of the selling stockholders. As used in this prospectus, "selling stockholders" includes donees, transferees, pledgees and other successors in interest (other than purchasers pursuant to this prospectus) selling shares received from a named selling stockholder after the date of this prospectus. We will pay for all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay for all selling discounts and commissions, if any. The selling stockholders may offer and sell their shares from time to time in one or more of the following types of transactions (including block transactions):

      o  on the New York Stock Exchange,

      o  in the over-the-counter market,

      o  in privately negotiated transactions, or

      o  a combination of such methods of sale.

         The selling stockholders may sell their shares at prevailing market prices or at privately negotiated prices. The selling stockholders may use brokers, dealers or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as a principal, or both. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Neither we nor any selling stockholder can presently estimate the amount of such compensation. Because a selling stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act of 1933.

         The selling stockholders and any other person participating in a distribution of the securities covered by this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for certain periods prior to the commencement of or during such distribution. All of the above may affect the marketability of the securities and the availability of any person or entity to engage in market-making activities with respect to the securities.

         We are not aware of whether the selling stockholders have entered into any agreements, understanding or arrangements with any broker-dealers regarding the sale of their shares, nor are we aware of whether there is a coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

         Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of that rule.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this prospectus will be passed upon Bingham Dana LLP. As of January 2, 2002, four attorneys at Bingham Dana beneficially owned an aggregate of 10,643 shares of Boston Scientific common stock.



                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and financial statement schedule included or incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and financial statement schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.





































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